--------
 FORM 3
--------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                Section 17(a)
  of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
   von Finck August                            Statement                    Trading Symbol                   of Original
----------------------------------------      (Month/Day/Year)           Homestake Mining Company (HMN)      (Month/Day/Year)
     (Last)     (First)     (Middle)          July 7, 1998               ------------------------------
   Pacallistrasse 4                        ----------------------------  5. Relationship of Reporting     7. Individual or Joint/
----------------------------------------   3. IRS or Social Security          Person to Issuer               Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)           Applicable Line)
                                              Person (Voluntary)         ___ Director   X    10% Owner       X  Form filed by One
   Munich Germany 80333                                                  ___ Officer    ___   Other             Reporting Person
--------------------------------------     ----------------------------  (give title below)  (specify below) __ Form filed by More
      (City)      (State)      (Zip)                                                                            than One Reporting
                                                                               ---------------------------      Person
-----------------------------------------------------------------------------------------------------------------------------------
                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $.01 par value                 21,205,000 shares               0
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                (Print or Type Responses)                               (Bulletin No. 177, 10-15-97)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


                                                                                   August von Finck                   July 15, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal      ---------------------------------  -------------
  Violations.                                                                      **Signature of Reporting Person(1)      Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                   By: /s/ Ernst Knut Stahl
                                                                                   ----------------------------------
                                                                                   Ernst Knut Stahl, Attorney in fact

                                                                                   By: /s/ Reiner Nocon
                                                                                   ----------------------------------
                                                                                   Reiner Nocon, Attorney in fact
Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

(1) Signed by Ernst Knut Stahl and Reiner Nocon, as attorneys-in-fact of August von Finck, pursuant to the Power of Attorney, dated
December 8, 1995 from August von Finck et al. in favor of Messrs. Hubert Mannacher, Reiner Nocon and Ernst Knuth Stahl.



                                                                                                                   Page 2
                                                                                                       (Bulletin No. 177, 10-15-97)
